Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2015 SECOND QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS AUTHORIZES QUARTERLY CASH DIVIDEND

Financial Highlights

•                  2015 Q2 revenues of $483.5 million

•                  2015 Q2 net income attributable to Primoris of $3.6 million

•                  A record total backlog of $2.2 billion at June 30, 2015

•                  A 19.9% year-over-year increase over 2014 Q2 backlog

•                  A 10.3% year-to-date increase over 2014 Q4 backlog

Dallas, TX — August 6, 2015— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2015.

The company also announced that on August 4, 2015, its Board of Directors authorized payment of a $0.055 per share cash dividend to stockholders of record September 30, 2015, payable on or about October 15, 2015.

David King, President and Chief Executive Officer of Primoris, commented, “Our financial results were not at all what we would have liked, as unusually severe weather conditions in the second quarter impacted us and all of our peers. The rainfall on our Texas projects was greater than anything seen in over a century. I am proud of the results we were still able to achieve, which is a continued testament to the strength of the men and women who make up Primoris and the solid foundation on which our company is built.”

Mr. King continued, “The weather impact of the second quarter has not reduced our bidding opportunities for the remainder of this year and next.  The drivers for our business remain positive and the size of the opportunities are increasing across our major end markets:  industrial, power, distribution, large diameter pipeline, and LNG facilities.  We remain encouraged and have confidence that we will continue to increase our backlog in the second half of this year, into 2016 and beyond, and that we will execute both the remainder of this year and in 2016 with the level of excellence our shareholders expect of us.  I am honored to follow in Brian Pratt’s footsteps and to continue the work he has done making Primoris a leader in the energy and infrastructure focused construction industry.”

2015 SECOND QUARTER RESULTS OVERVIEW

Revenues in the second quarter 2015 decreased by $31.7 million to $483.5 million compared to the same period in 2014.  The primary reason for the decrease was the impact of unusually severe wet weather during the quarter.  As a result of heavy rainfall, the Company suspended operations on various projects and incurred additional costs to recover from the weather conditions. The rain affected the ability of our work crews to progress projects in three of our major business units.  Gross profit for the second quarter 2015 decreased by $14.7 million compared to the same period in 2014, primarily due to the decrease in revenues and to the inefficiencies associated with stopping and starting projects as a result of the weather delays.  While there is no guaranty, some of the recovery and inefficiency costs due to the heavy rainfall may be recovered in future periods.

From an end-market perspective, our revenues during the second quarter 2015 decreased by $21.0 million for underground capital projects and decreased by $92.1 million for the industrial end-market, as compared to the second quarter 2014.  Revenues increased for the second quarter 2015 in our heavy civil end-market by $39.1 million, in our underground utility end-market by $30.9 million, in the engineering end-market by $10.9 million, and by $0.5 million in our other end-markets, as compared to the second quarter 2014.

SEGMENT RESULTS

In the third quarter of 2014, the Company reorganized its business segments to match the change in the Company’s internal organization and management structure.  The current operating segments include: the West Construction Services Segment, the East Construction Services Segment, and the Energy Segment (which includes the previous Engineering segment).  All prior period amounts related to segment operations have been reclassified throughout this press release to reflect the new operating segments.

•              West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3 Contracting, and Vadnais, acquired in June 2014.  Many of the entities perform work primarily in California; however, Rockford operates throughout the United States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              East Construction Services (“East segment”) — The East segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance (“I&M”) division, BW Primoris, and Cardinal Contractors, located primarily in the southeastern United States and in the Gulf Coast region of the United States, and performs heavy civil construction and infrastructure and maintenance operations.

•              Energy (“Energy segment”) — The Energy segment businesses are located primarily in the southeastern United States, the Gulf Coast region and the upper Midwest region of the United States. The segment includes the PES pipeline and gas facility construction and maintenance operations, the PES Industrial division, the Surber and Ram-Fab divisions, and Aevenia (“Primoris AV”), acquired February 2015. Additionally, the segment includes the OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of liquefied natural gas (“LNG”) facilities and high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended June 30,
	2015 Unaudited		2014 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$239,999	49.6%	$224,391	43.5%
East	154,887	32.0%	118,554	23.0%
Energy	88,659	18.4%	172,346	33.5%
Total	$483,545	100.0%	$515,291	100.0%

	For the six months ended June 30,
	2015 Unaudited		2014 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$426,384	48.7%	$458,418	46.5%
East	278,587	31.8%	225,524	22.9%
Energy	171,354	19.5%	301,423	30.6%
Total	$876,325	100.0%	$985,365	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended June 30,
	2015 Unaudited		2014 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$30,444	12.7%	$37,809	16.8%
East	9,115	5.9%	8,727	7.4%
Energy	6,937	7.8%	14,658	8.5%
Total	$46,496	9.6%	$61,194	11.9%

	For the six months ended June 30,
	2015 Unaudited		2014 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$51,908	12.2%	$69,483	15.2%
East	18,223	6.5%	15,485	6.9%
Energy	14,370	8.4%	25,983	8.6%
Total	$84,501	9.6%	$110,951	11.3%

West Segment:  Revenues for the West segment increased by $15.6 million in the second quarter 2015, compared to the same period in 2014.  The primary reason for the increase was increased revenue in our large diameter pipeline and distribution end-markets.  These increases were somewhat offset by revenue decreases in our industrial end-market, primarily due to the completion of two solar projects.  Gross profit for the West segment decreased by $7.4 million in the second quarter 2015, compared to the same period in 2014.  The primary reason for the decrease was the impact of the unusually wet weather on Rockford’s projects as well as decreases in revenue in the industrial end-markets.

East Segment:  Revenues in the East segment increased by $36.3 million in the second quarter 2015, compared to the same period in 2014.  The primary reason for the increase was increased revenue from a large petrochemical project in Louisiana.  This was slightly offset by a decline in the heavy civil end-market, primarily from lower TX DOT revenues.  Gross profit for the East segment increased by $0.4 million in the second quarter 2015, compared to the same period in 2014.  The primary reason for the increase was the increased volume from the large petrochemical project in Louisiana.  This increase was largely offset by decreases in gross profit in the heavy civil end-market, primarily related to the impact of weather delays on the TX DOT projects.

Energy Segment:  Revenues in the Energy segment decreased by $83.7 million in the second quarter 2015, compared to the same period in 2014.  The primary reason for the decrease was decreased revenues in the industrial and pipeline end-markets.  The industrial end-market decline was related to the completion of a large fertilizer plant project in 2014 and the impact of the unusual rainy weather in the second quarter 2015, which limited revenues for their new large petrochemical project in Louisiana to $3.8 million for the quarter.  For the pipeline end-market, the revenue reduction was largely from the completion of a pipeline project in 2014, which we have not replaced with another major capital pipeline projects, a consequence of the uncertainties associated with the lower price of oil.  Gross profit for the Energy segment decreased by $7.7 million in the second quarter 2015, compared to the same period in 2014, primarily as a result of the decline in revenues.

Selling, general and administrative expenses (“SG&A”) were $38.5 million, or 8.0% of revenues for the second quarter 2015, compared to $33.2 million, or 6.5% of revenues for the second quarter 2014.  The increase in SG&A for the quarter is primarily due to an increase of $2.8 million in legal costs associated with the disputed receivables on two projects and expenses associated with the Company’s internal review of methods used to recognize revenues and estimate contingencies for ongoing projects.  An additional $1.1 million of the increase was from the acquisitions of Vadnais and Primoris AV.

Operating income for the second quarter 2015 was $7.9 million, or 1.6% of total revenues, compared to $28.0 million, or 5.4% of total revenues, for the same period last year.

Net non-operating items in the second quarter 2015 resulted in expense of $1.9 million, compared to $1.4 million of expense in the second quarter 2014.

The provision for income taxes for the second quarter 2015 was $2.3 million, compared to $10.6 million in the second quarter 2014.  The effective tax rate on income attributable to Primoris for the first six months of 2015 was 39.0%, compared to 39.8%, in the first six months of 2014.

Net income attributable to Primoris for the second quarter 2015 was $3.6 million, or $0.07 per diluted share, compared to net income attributable to Primoris of $16.0 million, or $0.31 per diluted share, in the same period in 2014.

Fully diluted weighted average shares outstanding for the second quarter increased slightly to 51.82 million from 51.80 million in the second quarter 2014.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at June 30, 2015 included cash, cash equivalents, and short-term investments of $86.0 million, working capital of $226.5 million, total debt and capital leases of $234.9 million and stockholders’ equity of $456.7 million.  Primoris’ tangible net worth at June 30, 2015 was $292.2 million.  The balance sheet included a $1.8 million liability representing the estimated fair value of earnout payments for the financial performance of the Vadnais and Surber acquisitions.

Based on current projects in backlog and anticipated levels of customer maintenance, MSA spending, and new project awards, the Company estimates that for the four quarters ending June 30, 2016, net income attributable to Primoris will be between $1.15 and $1.30 per fully diluted share.

BACKLOG

	Backlog at June 30, 2015 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog

West	$579	$394	$973
East	930	5	936
Energy	258	32	291
Total	$1,767	431	2,199

At June 30, 2015, Fixed Backlog was $1.77 billion, compared to $1.55 billion at December 31, 2014.  During the first six months of 2015, approximately $228.0 million of revenue was recognized from non-Fixed Backlog projects.

At June 30, 2015, MSA Backlog was $431.6 million, compared to $444.9 million at December 31, 2014.  MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at June 30, 2015 was $2.20 billion, compared to $1.99 billion at December 31, 2014.  We expect that during the next four quarters, we will recognize as revenue approximately 69% of the West segment Total Backlog, approximately 52% of the East segment Total Backlog, and approximately 96% of the Energy segment Total Backlog.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenue, as a portion of Primoris’ revenue is derived from projects that are not part of backlog, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  All projects that are considered a part of Total Backlog may still be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman of the Board, David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer, will host a conference call today, Thursday, August 6, 2015 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay will be available for approximately two weeks and may be accessed by dialing (877) 660-6853, passcode 13614563. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2014, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$483,545	$515,291	$876,325	$985,365
Cost of revenue	437,049	454,097	791,824	874,414
Gross profit	46,496	61,194	84,501	110,951
Selling, general and administrative expenses	38,547	33,213	72,307	62,925
Operating income	7,949	27,981	12,194	48,026

Other income (expense):
Income (loss) from non-consolidated entities	—	—	—	14
Foreign exchange gain (loss)	(140)	149	296	175
Other expense	(45)	(327)	(89)	(441)
Interest income	6	14	18	66
Interest expense	(1,738)	(1,196)	(3,660)	(2,864)

Income before provision for income taxes	6,032	26,621	8,759	44,976

Provision for income taxes	(2,340)	(10,618)	(3,395)	(17,708)
Net income	3,692	16,003	5,364	27,268

Net income attributable to noncontrolling interests	(54)	—	(54)	(432)

Net income attributable to Primoris	3,638	16,003	5,310	26,836

Earnings per share:
Basic:	$0.07	$0.31	$0.10	$0.52
Diluted:	$0.07	$0.31	$0.10	$0.52

Weighted average common shares outstanding:
Basic	51,666	51,655	51,619	51,631
Diluted	51,815	51,804	51,770	51,759

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$85,970	$139,465
Short-term investments	—	30,992
Customer retention deposits and restricted cash	1,385	481
Accounts receivable, net	318,513	337,382
Costs and estimated earnings in excess of billings	109,537	68,654
Inventory and uninstalled contract materials	65,248	58,116
Deferred tax assets	13,555	13,555
Prepaid expenses and other current assets	32,488	31,720
Total current assets	626,696	680,365
Property and equipment, net	286,275	271,431
Intangible assets, net	39,860	39,581
Goodwill	124,562	119,410
Other long-term assets	2,200	400
Total assets	$1,079,593	$1,111,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$129,892	$128,793
Billings in excess of costs and estimated earnings	138,176	158,595
Accrued expenses and other current liabilities	85,960	83,401
Dividends payable	2,841	2,062
Current portion of capital leases	1,319	1,650
Current portion of long-term debt	41,249	38,909
Current portion of contingent earnout liabilities	737	5,901
Total current liabilities	400,174	419,311
Long-term capital leases, net of current portion	274	657
Long-term debt, net of current portion	192,054	204,029
Deferred tax liabilities	19,484	19,484
Long-term contingent earnout liabilities, net of current portion	1,075	1,021
Other long-term liabilities	9,852	12,899
Total liabilities	622,913	657,401
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	162,624	160,186
Retained earnings	294,030	293,628
Noncontrolling interests	21	(33)
Total stockholders’ equity	456,680	453,786
Total liabilities and stockholders’ equity	$1,079,593	$1,111,187

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net income	5,364	27,268
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	28,512	23,941
Amortization of intangible assets	3,370	3,687
Loss (gain) on sale of property and equipment	(24)	(809)
Income from non-consolidated entities	—	(14)
Stock—based compensation expense	524	409
Changes in assets and liabilities:
Customer retention deposits and restricted cash	(904)	5,248
Accounts receivable	21,603	(6,366)
Costs and estimated earnings in excess of billings	(40,581)	(30,965)
Other current assets	(6,726)	(9,846)
Accounts payable	356	3,273
Billings in excess of costs and estimated earnings	(21,318)	(15,268)
Contingent earnout liabilities	(4,910)	(4,559)
Accrued expenses and other current liabilities	3,820	3,232
Other long-term assets	(1,800)	—
Other long-term liabilities	(4,547)	(2,068)
Net cash provided by (used in) operating activities	(17,261)	(2,837)
Cash flows from investing activities:
Purchase of property and equipment	(35,674)	(38,625)
Proceeds from sale of property and equipment	3,602	3,017
Purchase of short-term investments	—	(2,280)
Sale of short-term investments	30,992	18,686
Cash received for the sale of Alvah minority interest	—	1,189
Cash paid for acquisitions	(22,302)	(6,354)
Net cash used in investing activities	(23,382)	(24,367)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	11,000	15,400
Repayment of capital leases	(714)	(1,967)
Repayment of long-term debt	(20,635)	(18,673)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,621	1,671
Dividends paid	(4,124)	(3,612)
Cash distribution to non-controlling interest holder	—	(1,515)
Net cash provided by (used in) financing activities	(12,852)	(8,696)
Net change in cash and cash equivalents	(53,495)	(35,900)
Cash and cash equivalents at beginning of the period	139,465	196,077
Cash and cash equivalents at end of the period	$85,970	$160,177